UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 27, 2020

GREENSKY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38506	82-2135346
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5565 Glenridge Connector	Suite 700	30342
Atlanta,	Georgia	(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (678) 264-6105
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbol	Name of each exchange on which registered
Class A common stock, $0.01 par value	GSKY	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 27, 2020, GreenSky, LLC (“GSLLC”), a subsidiary of GreenSky, Inc. (the “Company”), entered into a series of agreements (collectively, the “Facility Bank Partner Agreements”) with Synovus Bank (“Synovus”), an existing originating bank partner under the GreenSky program.

By entering into the Facility Bank Partner Agreements, the Company extended its long-standing relationship with Synovus by an additional three years and put in place a critical component for the GreenSky program to be able to accomplish alternative funding structures. The Facility Bank Partner Agreements establish a new structure for the origination of loans by Synovus, augmenting Synovus’ pre-existing funding structure, and provide a framework for the programmatic sale of loan participations and/or whole loans by Synovus to third parties, including to the previously-announced special purpose vehicle sponsored by the Company. The Company has engaged in, and may, in the future, engage in, other commercial dealings with Synovus and its affiliates in the ordinary course of business.

The Facility Bank Partner Agreements govern the origination of loans by Synovus under the new structure (with Synovus’ funding commitment under the new structure and the original structure being determined on an aggregate basis), and contemplate that loans originated by Synovus under its original agreements or acquired by Synovus from other bank partners in the GreenSky program can be brought under the structure of the Facility Bank Partner Agreements upon the mutual agreement of GSLLC and Synovus. The Facility Bank Partner Agreements provide for GSLLC and its subsidiaries to service the loans owned by Synovus pursuant to the Facility Bank Partner Agreements, and set forth various other terms and conditions between GSLLC and Synovus related to those loans.

Synovus has a three-year commitment to originate loans under the Facility Bank Partner Agreements, which commitment automatically renews for additional two year periods unless either party elects not to renew. The term of the servicing relationship and other related obligations continues for the life of the loans covered by the agreements. The Facility Bank Partner Agreements contain customary termination provisions that allow Synovus to terminate the agreements, or to terminate GSLLC’s and its subsidiaries’ servicing of loans under the agreement, upon certain events, including, among other things, GSLLC’s breach of the Facility Bank Partner Agreements, regulatory requirements or, in the case of Synovus’ commitment to originate loans, underperformance of loan portfolios.

As previously disclosed in the Company’s Form 8-K filed with the Securities and Exchange Commission on May 15, 2020 (the “May 15, 2020 Form 8-K”), on May 11, 2020, GS Investment I, LLC (the “SPV”), a special purpose vehicle and indirect wholly-owned subsidiary of the Company, established an asset-backed revolving credit facility with JPMorgan Chase Bank, N.A. (“JPMorgan”) to finance purchases by the SPV of participation interests in loans originated through the GreenSky program (the “SPV Facility”). On that date, to memorialize the SPV Facility, the SPV entered into a Warehouse Credit Agreement (the “Credit Agreement”) by and among the SPV, as borrower, the lenders party thereto from time to time, and JPMorgan, as administrative agent.

The SPV Facility provides a revolving committed financing of $300 million, and also permits up to $200 million in additional financing subject to satisfying certain conditions specified in the SPV Facility and obtaining the consent of the lenders. For additional information regarding the Credit Agreement, see the May 15, 2020 Form 8-K.

As disclosed in the May 15, 2020 Form 8-K, the SPV’s access to funding under the SPV Facility was subject to the Company entering into agreements with a bank partner. The Facility Bank Partner Agreements satisfied the requirements of the SPV Facility and the SPV is now able to access funds under the SPV Facility. On May 27, 2020, the SPV made its first draw of approximately $215 million under the SPV Facility. The proceeds of this draw were used to purchase from Synovus loan participation interests (at par) with an aggregate principal balance of approximately $304 million, including approximately $100 million of loans originated by other institutions.

The foregoing descriptions of the Facility Bank Partner Agreements and the Credit Agreement are qualified in their entirety by reference to such agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2020.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENSKY, INC.

Date:	June 1, 2020	By:	/s/ Robert Partlow
		Name:	Robert Partlow
		Title:	Executive Vice President and Chief Financial Officer